Exhibit 16.1

[Ernst & Young LLP Letterhead]

November 23, 2005

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated November 18, 2005, of Quantum Fuel Systems Technologies Worldwide, Inc., and are in agreement with the statements contained in the second and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP